UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 9, 2023

INSULET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33462	04-3523891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Nagog Park, Acton, MA	01720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	PODD	The NASDAQ Stock Market, LLC

Item 1.01	Entry into a Material Definitive Agreement.

On June 9, 2023 (the “Closing Date”), Insulet Corporation (the “Company”) entered into the Fourth Amendment to Credit Agreement (the “Amendment”) among the Company, the lenders and other parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Agent”), swingline lender, and letter of credit issuer, amending that certain Credit Agreement, dated as of May 4, 2021 (as previously amended, supplemented or modified, the “Credit Agreement”, and as amended by the Amendment, the “Amended Credit Agreement”), by and among the Company, the lenders and other parties thereto and the Agent.

The Amendment amended the Credit Agreement to, among other things, extend the maturity date of the $100 million of existing revolving credit commitments outstanding thereunder (the “Existing Revolving Commitments”) to June 9, 2028 (subject to a springing maturity to 91 days prior to the maturity date of the Company’s existing term loan B facility, if outstanding on such date) and increase the revolving credit commitments thereunder by $200 million (such extended and increased revolving credit commitments, collectively, the “New Revolving Commitments”). After giving effect to such extension and increase, on the Closing Date, the aggregate amount of New Revolving Commitments under the Credit Agreement is $300 million (the “Revolving Credit Facility”), which commitments were undrawn as of such date.

Proceeds of loans borrowed and letters of credit issued under the Revolving Credit Facility will be used for working capital and other general corporate purposes of the Company and its subsidiaries.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Company’s option, either (a) an adjusted Term SOFR rate (subject to a 0.00% floor and including a credit spread adjustment ranging from 0.11448% to 0.42826% depending on the interest period) or (b) a base rate, in each case, plus an applicable margin of, initially, 3.25% for Term SOFR loans and 2.25% for base rate loans. The applicable margin for borrowings under the Revolving Credit Facility varies depending on the Company’s adjusted total leverage ratio, as defined in the Amended Credit Agreement, and is subject to a step-down of 0.125% in the event the Company achieves (and for so long as it maintains) certain credit ratings. The Company is also required to pay a commitment fee initially equal to 0.50% per annum to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee under the Revolving Credit Facility varies depending on the Company’s adjusted total leverage ratio.

The Company may generally prepay outstanding loans under the Revolving Credit Facility at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to Term SOFR loans.

The Revolving Credit Facility requires that the Company maintain a financial covenant leverage ratio, as defined in the Amended Credit Agreement, of no greater than 6.50 to 1.00 as of the last day of any fiscal quarter on the last day of which the aggregate amount of revolving loans, swingline loans and letters of credit (subject to certain exclusions) outstanding under the Revolving Credit Facility exceeds 35% of the aggregate commitments outstanding thereunder, subject to certain step-ups in connection with certain material acquisitions.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is filed as part of this report:

No.	Exhibit

10.1	Fourth Amendment to Credit Agreement, dated June 9, 2023, among Insulet Corporation, Insulet MA Securities Corporation, Morgan Stanley Senior Funding, Inc., as administrative agent, swingline lender, and letter of credit issuer, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

Date: June 12, 2023	By:	/s/ Wayde D. McMillan
Wayde D. McMillan
Executive Vice President, Chief Financial Officer and Treasurer